Exhibit 99.1 - Joint Filer Information

Name and address of each other reporting person:

Crestview Capital Partners, LLC
c/o Crestview Capital Funds
95 Revere Drive, Suite A
Northbrook, Illinois 60062

Designated Filer: Crestview Capital Master, LLC

Issuer & Ticker Symbol: Simtek Corporation (SRAM)

Date of Event Requiring Statement: 09/22/2006

Crestview Capital Partners, LLC
By: /s/ Daniel Warsh
Name: Date: May 4, 2007